Exhibit 99.(k)(i)

AGENCY AGREEMENT

THIS AGREEMENT made the       day of June, 2015, by and between, TRILOMA FINANCIAL GROUP, LLC, a limited liability company organized under the laws of the State of Florida, with offices at 201 North New York Avenue Suite 250, Winter Park, Florida 32790 (the “Sponsor”), which intends to create and/or sponsor various public and private securities issuers, and each of the funds set forth on Exhibit B, attached hereto, as amended from time to time which executes a joinder agreement agreeing to be bound by the terms of this Agreement  (each such fund hereinafter jointly and severally referred to as “Issuer”), each having its principal place of business at the address set forth above, and DST SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”):

WITNESSETH:

WHEREAS, the Sponsor and each Issuer desires to appoint DST as Transfer Agent and Dividend Disbursing Agent, and DST desires to accept such appointment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Documents to be Provided with Appointment.

In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Issuer, the Issuer will provide DST with the following documents:

A.                                    A certified copy of the resolutions of the Board of Directors/Managers, as appropriate, of the Issuer appointing DST as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to sign or give written or oral instructions and requests on behalf of the Issuer;

B.                                    A certified copy of the Articles of Incorporation/Organization of the Issuer, as appropriate, of the Issuer and all amendments thereto;

C.                                    A certified copy of the Bylaws/Articles/Operating Agreement, as appropriate, of the Issuer and all amendments thereto;

D.                                    Copies of offering documents, Registration Statements and amendments thereto, to be used and/or as filed with the Securities and Exchange Commission;

E.                                     A certificate of the Issuer as to the shares or units authorized, issued and outstanding, as well as a description of all reserves of unissued shares or units relating to the exercise of options, if any;

F.                                      Specimens of the signatures of the officers of the Issuer authorized to sign on behalf of the Issuer generally and individuals authorized to sign written instructions and requests;

G.                                    An opinion of counsel for the Issuer (who may be the Issuer’s General Counsel) with respect to:

(1)                                 The Issuer’s organization and existence and status in good standing under the laws of its state of organization,

(2)                                 The Issuer is duly qualified to carry on its business in the State of its organization,

(3)                                 The status of all shares of stock or unit membership interests of the Issuer covered by the appointment under the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended (the “1940” Act), and any other applicable federal or state statute,

(4)                                 That all issued shares or units are, and all unissued shares or units will be, when issued, validly issued, fully paid and non-assessable, and

H.                                   Statements as to (i) the existence or termination of any restrictions on the transfer of shares or units and in the application to or removal of any legend restricting the transfer of such shares, (ii) any authorized but unissued shares or units reserved for specific purposes, (iii) if any reserved shares or units are subject to option and, if so, the details of such reservation, and (iv) special instructions regarding dividends and information of any foreign security holders.

2.                                      Certain Representations and Warranties of DST.

DST represents and warrants to the Issuer and Sponsor that:

A.                                    It is a corporation duly organized and existing and in good standing under the laws of Delaware.

B.                                    It is duly qualified to carry on its business in the State of Missouri.

C.                                    It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

D.                                    It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

E.                                     All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

F.                                      It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.                                      Certain Representations and Warranties of the Issuer.

The Issuer represents and warrants to DST that:

A.                                    It is a limited liability company or statutory trust, duly organized and existing and in good standing under the laws of the State in which it was organized, and it is duly qualified, as required, to carry on its business in the jurisdictions in which it is required to so qualify or in which DST provides the Services.

B.                                    All requisite steps have been and will continue to be taken to cause the Issuer’s shares to be duly registered or exempt from Registration under the Act and available for sale in all applicable states.

C.                                    Each offer to sell or sale of shares of the Issuer by the Issuer or its agents, representatives and dealers in each state in which a share is offered for sale or sold will be made in material compliance with all applicable Federal, State or local laws, rules and regulations.

D.                                    The Issuer is empowered under applicable laws and by its charter/declaration, as appropriate, and Bylaws/Articles, as appropriate, to enter into and perform this Agreement.

4.                                      Scope of Appointment.

A.                                    Subject to the terms and conditions set forth in this Agreement, the Issuer hereby appoints DST as Transfer Agent and Dividend Disbursing Agent.

B.                                    DST hereby accepts such appointment and agrees that it will act as the Issuer’s Transfer Agent and Dividend Disbursing Agent.  DST agrees that it will also act as agent in connection with the Issuer’s periodic withdrawal payment accounts and other open accounts or similar plans for security holders, if any.

C.                                    DST, utilizing TA2000TM, DST’s computerized data processing system for security holder accounting (the “TA2000 System”) and in accordance with the terms and conditions of this Agreement, will perform the following services as transfer and dividend disbursing agent for the Issuer, and as agent of the Issuer for security holder accounts thereof, in a timely manner:  (i) issuing (including countersigning), transferring and redeeming book entry shares; (ii) maintaining security holder accounts on the records of the Issuer on the TA2000 System; (iii) when and if a Issuer participates in the National Securities Clearing Corporation (“NSCC”), accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, and transfer of shares in such accounts through systems or applications offered to its participants by NSCC (the

“Programs”) in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, as hereinafter defined, on the Dealer File maintained by DST; (iv) when and if a Issuer participates in the NSCC issuing instructions to the Issuers’ banks for the settlement of transactions between the Issuers and NSCC (acting on behalf of its broker-dealer and bank participants); (v) when and if a Issuer participates in the NSCC providing account and transaction information from each affected Issuer’s records on TA2000 in accordance with the applicable Program’s  rules for and those broker-dealers; (vi) when and if a Issuer participates in the NSCC, maintaining security holder accounts on TA2000 through the Programs; (vii) providing transaction journals; (viii) once annually preparing security holder meeting lists for use in connection with the annual meeting and certifying a copy of such list; (ix) mailing security holder reports and prospectuses; (x) withholding, as required by federal law, taxes on security holder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, 1042S, and K-1 and performing and paying backup withholding as required for all security holders; (xi) disbursing income dividends and capital gains distributions to security holders and recording reinvestment of dividends and distributions in shares of the Issuer; (xii) preparing and mailing confirmation forms to security holders and intermediaries for security holders, as instructed, for all purchases and liquidations of shares of the Issuer and other confirmable transactions in security holders’ accounts; (xiii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Issuer or its management company; (xiv) maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by the Issuer to account for all transactions on TA2000 in the Issuer shares; (xv) calculating the appropriate sales charge with respect to each purchase of the Issuer shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer   participating in a sale in accordance with schedules and instructions delivered to DST by the Issuer’s managing dealer or distributor (Triloma Securities, LLC, hereinafter “managing dealer”) or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer; (xvi) receiving correspondence pertaining to any former, existing or new security holder account, processing such correspondence for proper recordkeeping, and responding promptly to security holder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of security holder statements to security holders and registered representatives of dealers in accordance with the instructions of an Authorized Person; (xvii) processing, generally on the date of receipt, purchases or instructions to settle any mail or wire order purchases received in proper order as set forth in the prospectus and rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xviii) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Issuers on TA2000; (xix)  once approval of the Issuer therefore has been received by DST, processing timely redemptions (as provided in the Issuer’s dividend reinvestment plan) received in proper order as approved by the Issuer in accordance with the instructions of the Issuer, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xx) providing to the Issuer escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000; (xxi) providing a Cash Utilization Arrangement consistent with the provisions set forth in Exhibit A.4; (xxii) follow DST’s standard business practice in an attempt to cure new business and transactional related requests when those items submitted are not in good order for processing based on either Triloma business and legal requirements, or by common industry business standards of which DST makes it a practice to follow; and (xxiii) as instructed by Triloma, has established a toll free telephone number for the servicing of investors, advisors and financial intermediaries on basic inquiries and transactional related assistance.

E.                                     At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.D. in connection with transactions (i) on behalf of retirement plans and participants in retirement plans and transactions ordered by brokers as part of a “no transaction fee” program (“NTF”), the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform security holder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan, non-NTF and pre-nightly transactions,  (the “Exception Services”).

F.                                      DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Issuer’s instructions, prospectus or application as amended from time to time, for the Issuer provided (i) DST is advised in advance by the Issuer of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features.  If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Issuer requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted.  If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise the Issuer of the amount of such increase and if the Issuer elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs.  In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

G.                                    The Issuer shall add all new programs to the TA2000 System upon at least thirty (30) days’ prior written notice to DST provided that the requirements of the new programs are generally consistent with services then being provided by DST under this Agreement.  Rates or charges for additional programs shall be as set forth in Exhibit A.3, as hereinafter defined, for the remainder of the contract term except as such programs use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule.  In the latter event, rates and charges shall be in accordance with DST’s then-standard pricing schedule.

H.                                   The provisions of this Section 4.H that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agreement or any provisions of any exhibit or other attachment to this Agreement (or any provisions of any attachment to any such exhibit or attachment).  The parties agree that — to the extent that DST provides any services under this Agency Agreement that relate to compliance by the Issuer with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x) — it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Issuer and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in:  (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on security holder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Issuer); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Issuer which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of security holders and security holder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Issuer); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Issuer.  The Issuer agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agency Agreement that relate to compliance by the Issuer with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 4.D(x)), including promptly providing responses to requests for direction that may be made from time to time by DST of the Issuer in this regard.

I.                                        The parties acknowledge and agree that additional investment products associated with or sponsored by the Sponsor may elect to become parties to this Agreement and receive Services from DST as provided therein by execution of the Adoption Agreement attached hereto as Attachment I (the “Adoption Agreement”).  Thereafter, any such additional investment product shall, collectively with the Issuers be thereafter parties to the Agency Agreement as of the date of such Adoption Agreement, be collectively referred to as the “Issuers” as of the date of the execution of such Adoption Agreement.

J.                                        In the event that any additional investment product elects to execute an Adoption Agreement and become a party to this Agreement and the Ancillary Agreements after the commencement of its operations such that such investment product’s securityholder records have been maintained on the processing system of another transfer agent and must be converted onto DST’s TA2000 System from such prior transfer agent’s system, the additional investment product shall use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon reasonably practicable, all securityholder account information necessary for DST to perform the Services.  DST shall have no liability for any Adverse Consequences arising or resulting from the failure to deliver any securityholder records to DST.

K.                                    Additionally, upon Issuer’s request DST shall cause its indirectly wholly owned subsidiary, DST Output, LLC, or its affiliates and subsidiaries, to perform the services outlined in Exhibit C, attached hereto (the “Print Services”) for the fees and charges specified therein.

5.                                      Limit of Authority.

The appointment of DST as Transfer Agent for the Issuer will be construed to cover the full amount of authorized stock of each class or classes for which DST is appointed as the same will, from time to time, be constituted, and as reduced or increased from time to time.

In case of such reduction or increase the Issuer will file with DST:

A.                                    If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Issuer increasing the authority of DST;

B.                                    A certified copy of the amendment to the Articles of Incorporation of the Issuer authorizing the increase of stock;

C.                                    A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased stock, and an opinion of counsel that the order or consent of no other governmental or regulatory authority is required;

D.                                    If applicable, an opinion of counsel for the Issuer stating:

(1)                                 The status of the additional shares of stock of the Issuer under the 1933 Act, and any other applicable federal or state statute; and

(2)                                 That the additional shares are, or when issued will be, validly issued, fully paid and non-assessable.

6.                                      Compensation and Expenses.

A.                                    In consideration for DST’s services hereunder as Transfer Agent and Dividend Disbursing Agent, the Issuer will pay to DST from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable billable expenses, charges, counsel fees, and other disbursements (“Compensation and Expenses”) incurred in connection with the agency.  Such compensation is set forth in a separate schedule to be agreed to by the Issuer and DST, a copy of which is attached hereto as Exhibit A.  If the Issuer has not paid such Compensation and Expenses to DST within a reasonable time, DST may, after prior written notice to the Issuer, charge against any monies held under this Agreement, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement.  The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed.  The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined in Section 17.

B.                                    The Issuer also agrees promptly to reimburse DST for all reasonable billable expenses or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, counsel fees, outside printing and mailing firms (including DST Output, LLC), off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Issuer’s request at the Issuer’s or a third party’s premises, telecommunications equipment, telephone/telecommunication lines between the Issuer and its agents, on one hand, and DST on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation (“NSCC”) transaction fees, if applicable, to the extent any of the foregoing are paid by DST.  The Issuer agrees to pay postage expenses at least one day in advance if so requested.  In addition, any other expenses incurred by DST at the request or with the consent of the Issuer will be promptly reimbursed by the Issuer.

C.                                    Amounts due hereunder shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement therefor by the Issuer (the “Due Date”).  The Issuer is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges.  Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, the Issuer shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST.  The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due.  Acceptance of such late charge shall in no event constitute a waiver of the Issuer’s or DST’s default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

D.                                    In the event that any charges are disputed, the Issuer shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which DST provides to the Issuer documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”).  Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.

E.                                     The fees and charges set forth on Exhibit A shall increase or may be increased as follows:

(1)                                 On the first day of each new term or otherwise in accordance with the “Fee Increases” provision in Exhibit A;

(2)                                 DST may increase the fees and charges set forth on Exhibit A upon at least ninety (90) days prior written notice, if changes in existing laws, rules or regulations: (i) require substantial system modifications or (ii) materially increase cost of performance hereunder;

(3)                                 DST may charge for additional features of TA2000 used by the Issuer which features are not consistent with the Issuer’s current processing requirements; and

(4)                                 In the event DST, at the Issuer’s request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit A to the extent such Exception Services increase DST’s cost of performance.

If DST notifies the Issuer of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Issuer’s pr-rata portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation.

If DST notifies the Issuer of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

7.                                      Operation of DST System.

In connection with the performance of its services under this Agreement, DST is responsible for such items as:

A.                                    That entries in DST’s records, and in the Issuer’s records created by DST on the TA2000 System, reflect the orders, instructions, and other information received by DST from the Issuer, the Issuer’s distributor, manager or managing dealer, the Issuer’s investment adviser or sub-adviser, the Issuer’s sponsor, the Issuer’s custodian, or the Issuer’s administrator and any other person whom the Issuer names on Exhibit B (each an “Authorized Person”), broker-dealers or security holders;

B.                                    That security holder lists, security holder account verifications, confirmations and other security holder account information to be produced from its records or data be available and accurately reflect the data in the Issuer’s records on the TA2000 System;

C.                                    The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Issuer and the data in the Issuer’s records on the TA2000 System;

D.                                    That, once approval of the Issuer therefor has been received by DST, redemptions and payments be effected timely in accordance with the instructions of the Issuer and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or security holders and the data in the Issuer’s records on the TA2000 System;

E.                                     The deposit daily in the Issuer’s appropriate special bank account of all checks and payments received by DST from NSCC (if applicable), broker-dealers or security holders for investment in shares;

F.                                      The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of security holder accounts, transfers, redemptions and other security holder account transactions, all in conformance with DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by the Issuer, its investment adviser or managing dealer, or its or DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

G.                                    The maintenance of customary records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act; and

H.                                   The maintenance of a current, duplicate set of the Issuer’s essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

8.                                      Indemnification.

A.                                    DST shall provide the services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the 1934 Act, and the rules and regulations thereunder, any other federal or state laws applicable to DST’s acting as a transfer agent or any local laws which are the subject of a Memorandum issued by the Investment Company Institute or brought to DST’s attention by an Authorized Person.  For those activities or actions delineated in the Procedures, DST shall be presumed to have acted in accordance with the terms and conditions of this Agreement if DST has acted in accordance with the Procedures in effect when DST acted or omitted to act.

B.                                    DST shall not be responsible for, and the Issuer shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable (including without limitation any attorney’s fees or court costs incurred by DST in enforcing this right to the Issuer’s indemnification) (the “Adverse Consequences”), arising out of or attributable to:

(1)                                 All actions or omissions of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has fulfilled all obligations under this Agreement with respect to the matter for which DST is seeking indemnification;

(2)                                 The Issuer’s refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of the Issuer hereunder;

(3)                                 The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Issuer in writing (see Exhibit  B) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST’s good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Issuer, its investment advisor, its sponsor, its managing dealer or any other person or entity from whom the Issuer instructs DST to accept and utilize information, data, records, transmissions and documents;

(4)                                 Defaults by dealers or shareowners with respect to payment for share orders previously entered;

(5)                                 The negotiation and processing of all checks, including checks that are tendered to DST for the purchase of shares of the Issuer;

(6)                                 The offer or sale of the Issuer’s shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state or in excess of the authorized number of outstanding shares (unless such violation results from DST’s failure to comply with written instructions of the Issuer or of any officer of the Issuer that no offers or sales be permitted to remain in the Issuer’s security holder records in or to residents of such state);

(7)                                 The Issuer’s errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the “DST Facilities”), and control procedures relating thereto in the verification of output and in the remote input of data;

(8)                                 Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the

Issuer’s records, security holder and other records, delivered to DST hereunder by the Issuer or its prior agent(s);

(9)                                 Actions or omissions to act by the Issuer or agents designated by the Issuer with respect to duties assumed thereby as provided for in Section 21 hereof; and

(10)                          DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence.

C.                                    Except where DST is entitled to indemnification under Section 8.B. hereof, DST shall indemnify and hold the Issuer harmless from and against any and all Adverse Consequences arising out of DST’s failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to DST’s material breach of any representation or warranty hereunder; provided, however, that DST’s cumulative and aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Issuer to DST as fees and charges, but not including reimbursable expenses, during the six (6) months immediately preceding the event giving rise to DST’s liability.  In the event such event occurs during the first six months of this Agreement, DST’s liability shall be limited to an amount equal to the amount received (or expected to be received) by DST as fees and charges, but not including reimbursable expenses, during the 1st month of this Agreement, multiplied by six (6).

D.                                    IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING, WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

E.                                     Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify.  In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party’s sole expense.  Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof.  An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding.  An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder.  If it does so, it waives its right to indemnification therefor.

9.                                      Certain Covenants of DST and the Issuer.

A.                                    All requisite steps will be taken by the Issuer from time to time when and as necessary to register, or qualify, as applicable, the Issuer’s shares for sale in all states in which the Issuer’s shares shall at the time be offered for sale and require registration or qualification.  If at any time the Issuer receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Issuer’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Issuer’s shares, the Issuer will give prompt notice thereof to DST.

B.                                    DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.D. above and establish and maintain facilities and procedures reasonably acceptable to the Issuer for safekeeping of check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices, and to carry such insurance as it considers adequate and reasonably available.

C.                                    DST agrees that all records maintained by DST relating to services to be performed by DST under this Agreement are the property of the Issuer and will be preserved and will be surrendered promptly to the Issuer on request.

D.                                    DST agrees to furnish the Issuer annual reports of DST’s financial condition, consisting of a balance sheet, earnings statement and any other public financial information reasonably requested by the Issuer.  The annual financial statements will be certified by DST’s certified public accountants.

E.                                     DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the transfer agent industry relating to security holder services and will use its reasonable efforts to continue to modernize and improve its systems.

F.                                      DST will permit the Issuer and its authorized representatives (subject to execution of DST’s standard confidentiality and non-use agreement) to make periodic inspections of its operations as such involves or is utilized by DST to provide services to the Issuer at reasonable times during business hours.  DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Issuer to obtain, inter alia, information and records relating to DST’s performance of its Compliance + Program or Identity Theft Program obligations and to inspect DST’s operations for purposes of the Program.”  Any costs imposed by such examiners in connection with such examination (other than fines or other penalties) shall be paid by the Issuer.  Notwithstanding anything herein to the contrary, DST is authorized to and will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST’s or other taxpayer’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by the Issuer to the extent that the examination relates to DST’s performance of services under this Agreement.

10.                               Recapitalization or Readjustment.

In case of any recapitalization, readjustment or other change in the capital structure of the Issuer requiring a change in the shares contained in book entry form on the stock record of the Issuer as maintained by DST, DST will effectuate or transfer ownership of, the outstanding shares in book entry, upon receiving:

A.                                    Written instructions from an officer of the Issuer;

B.                                    Certified copy of the amendment to the Articles of Incorporation or other document effecting the change;

C.                                    Certified copy of any order or consent of each governmental or regulatory authority, required by law to the issuance of new book entry shares, and an opinion of counsel that the order or consent of no or no other government or regulatory authority is required;

D.                                    Opinion of counsel for the Issuer stating:

(1)                                 The status of the shares of stock of the Issuer in the new form under the 1933 Act and/or 1940 Act, as amended and any other applicable federal or state statute; and

(2)                                 That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and non-assessable.

11.                               Omitted.

12.                               Death, Resignation or Removal of Signing Officer.

The Issuer will promptly provide DST written notice of any change in the officers authorized to sign stock certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer.

13.                               Future Amendments of Charter/Declaration and Bylaws/Articles, as appropriate.

The Issuer will promptly file with DST copies of all material amendments to its Articles of Incorporation/Organization or Bylaws/Operating Agreement made after the date of this Agreement.

14.                               Instructions, Opinion of Counsel and Signatures.

At any time DST may apply to any person authorized by the Issuer to give instructions to DST, and may with the approval of a Issuer officer consult with legal counsel for the Issuer, or DST’s own legal counsel at the expense of the Issuer, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel.  In connection with services provided by DST under this Agreement that relate to compliance by the Issuer with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D, DST shall have no obligation to continue to provide such services after it has asked the Issuer to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Issuer, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence.  DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Issuer.

15.                               Force Majeure and Disaster Recovery Plans.

A.                                    DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation:  any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction;  war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection;  or any other cause, contingency, circumstance or delay not subject to DST’s reasonable control which prevents or hinders DST’s performance hereunder.

B.                                    DST shall provide back-up facilities to the data center or centers used by DST to provide the transfer agency services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the transfer agency services specified herein to the Issuers in case of damage to the primary facility providing those services.  The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s Business Contingency Plan.  Transfer to the Back-Up

Facility shall commence promptly after the DST’s declaration of a disaster and shall be conducted in accordance with DST’s Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster.  The Issuer shall not bear any costs (in addition to the Fees and charges set forth in Exhibit A attached hereto) related to such transfer.  At least once annually, DST shall complete a successful test of the Business Contingency Plan.

C.                                    DST also currently maintains, separate from the area in which the operations which provides the services to the Issuer hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable.  The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST’s Business Contingency Plan.

16.                               Certification of Documents.

If applicable, any required copy of the Articles of Incorporation of the Issuer and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the State of Incorporation, and if such Articles of Incorporation and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to DST.  A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority.  If applicable, the copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Issuer, will be certified by the Secretary or an Assistant Secretary of the Issuer under the Issuer’s seal.

17.                               Records.

DST will maintain customary transfer agent records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any.  Notwithstanding anything in this Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under this Agreement shall be maintained and preserved in accordance with the following:

A.                                    Annual Purges by August 31:  DST and the Issuer shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of

January 1 of the current year, such purge to be complete no later than August 31.  Purges completed after this date will subject the Issuer to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit A.

B.                                    Purge Criteria:  In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year.  All purged history information shall be retained on magnetic tape for seven (7) years.

C.                                    Purged History Retention Options (entail an additional fee):  For the additional fees set forth on the Fee Schedule attached hereto as Exhibit A, then Issuer may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above.  Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications.  This database does not support those histories being printed on statements and reports and is not available for on request job executions.

18.                               Disposition of Books, Records and Canceled Certificates.

DST may send periodically to the Issuer, or to where designated by the Secretary or an Assistant Secretary of the Issuer, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Issuer under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof.  Such materials will not be destroyed by the Issuer without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

19.                               Provisions Relating to DST as Transfer Agent.

A.                                    Before making any original issue of shares, the Issuer will furnish DST with sufficient funds to pay all required taxes on the original issue of the stock, if any. The Issuer will furnish DST such evidence as may be required by DST to show the actual value of the shares.

B.                                    Shares of stock will be transferred by book entry in accordance with the instructions of the security holders thereof and, upon receipt of the Issuer’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the security holder instructions are deemed by DST to be properly endorsed by an appropriate person to originate such instructions under applicable law accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption.  DST reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures.  DST also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptionswhich, in its judgment, are improper or unauthorized.  DST may, in effecting transfers or redemptions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST and the Issuer or both in not requiring complete fiduciary documentation.  In cases in which DST is not directed or otherwise required to maintain the consolidated records of security holder’s accounts, DST will not be liable for any loss which may arise by reason of not having such records.

C.                                    DST will supply a security holders list to the Issuer for its annual meeting upon receiving a request from an officer of the Issuer.  It will also, at the expense of the Issuer, supply lists at such other times as may be requested by an officer of the Issuer.

D.                                    Upon receipt of written instructions of an officer of the Issuer, DST will, at the expense of the Issuer, address and mail notices to security holders.

E.                                     In case of any request or demand for the inspection of the stock books of the Issuer or any other books in the possession of DST, DST will endeavor to notify the Issuer and to secure instructions as to permitting or refusing such inspection.  DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

F.                                      DST agrees to furnish the Issuer with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a SSAE 16 or successor Report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC.  The annual financial statements will be certified by DST’s certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Issuer.

G.                              (1)                                       DST shall assist the Issuer to fulfill certain of its responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, and the applicable federal securities laws (collectively the “Reform Regulations”), by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Issuer. These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost security holder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities.  DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide you with written notice of any such changes.

(2)                                 DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Compliance + Program, and (iii) provide the Issuer with written notice of any material changes made to the Program as attached hereto.

(3)                                 Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Issuer’s behalf under the Compliance + Program or under this Agreement shall remain the Issuer’s sole obligation.

H.                                   With respect to DST’s activities under the Compliance + Program, DST will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve the Issuer and the Issuer to obtain, inter alia, information and records relating to DST’s performance of its obligations under the Compliance + Program and to inspect DST’s operations for purposes of determining DST’s compliance with the Identity Theft Program.  Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST’s failure to fulfill its obligations under the Compliance + Program) shall be paid by the Issuer.

I.                                        The Issuer hereby advises DST that all of the shares of the Issuer are sold by broker-dealers who have executed selling group or dealer agreements with the Issuer pursuant to which agreements the affected broker-dealer has assumed all obligations and responsibilities under applicable laws with respect to CIP, Identity Theft and the Red Flag Regulations and that, therefore, such obligations and responsibilities are not among the obligations and responsibilities that the Issuer is employing DST to provide or fulfill.  Accordingly, notwithstanding anything in DST’s Compliance + Program and the Reform Regulations to the contrary, the Issuer hereby directs and instructs DST not to perform any CIP checks or otherwise to seek to verify the identity of any new or existing purchaser of shares of the Issuer, that that function shall not be an obligation of DST under this Agreement and that any requirement to comply with applicable law with respect to any attempt to verify the identity of security holders of the shares of the Issuer shall remain with the Issuer and the Issuer’s broker-dealers. The Issuer shall be responsible and liable for and shall indemnify, defend and hold DST harmless from any and all costs, expenses, losses, damages, charges, reasonable counsel fees, payments and liability, which may be asserted against DST or for which DST may be held liable associated with DST’s not performing the functions specified in the Compliance + Program or otherwise to seek to verify the identity of any new or existing purchaser of shares of the Issuer.

J.                                        DST shall establish on behalf of the Issuer banking relationships for the conduct of the business of the Issuer in accordance with the terms set forth in Section 20.D. of this Agreement.

20.                               Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by the Transfer Agent in connection with the purchase and redemption of Issuers shares).

A.                                    DST will, at the expense of the Issuer, provide a special form of check containing the imprint of any device or other matter desired by the Issuer.  Said checks must, however, be of a form and size convenient for use by DST.

B.                                    If the Issuer desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished DST within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Issuer.

C.                                    If the Issuer desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST.  If stamped envelopes are used, they must be furnished by the Issuer; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Issuer.

D.                                    DST, acting as agent for the Issuer, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Issuer, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Issuer shares, redemptions of Issuer shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Issuer provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Issuer business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement.  DST, acting as agent for the Issuer, is also hereby authorized to execute on behalf and in the name of the Issuer, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement.  In each of the foregoing situations the Issuer shall be liable on such agreements with the Bank as if it itself had executed the agreement and DST shall not be personally liable on such agreements, but DST’s liability shall be judged under the standards set forth in this Agreement.  DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith and with due diligence.

E.                                     DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

21.                               Assumption of Duties By the Issuer or Agents Designated By the Issuer.

A.                                    The Issuer or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 4.D. of this Agreement including but not limited to answering and responding to telephone inquiries from security holders and brokers, accepting security holder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of security holders and security holder accounts under applicable tax law, establishing security holder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Issuer, said assumption to be embodied in writing to be signed by both parties.

B.                                    To the extent the Issuer or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.

C.                                    Initially the Issuer or its designees shall be responsible for the following: (i) answer and respond to phone calls from security holders and broker-dealers that are offering related and not handled by DST in the ordinary course of its duties as Transfer Agent; (ii) review and provide timely to DST prior approval of each Exception Service; and (iii) generate certain, but not all, correspondence to security holders as decided by the parties in written procedures.

22.                               Termination of Agreement.

A.                                    This Agreement shall be in effect upon execution by both the Issuer and DST and shall continue in full force and effect for an initial period of five years (the “Initial Term”) commencing upon the first use of DST’s Services.  Effective upon the last day of such initial three year term, this Agreement may be terminated by either the Issuer or DST as of the last day of the then current term by the giving to the other party of at least one (1) year’s prior written notice (such notice for a termination as of the last day of such Initial Term or any succeeding term shall therefore be given no later than the last day of the fourth year of the Initial Term and the last day of the penultimate year of any succeeding term), provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end.  If such notice is not given by either party to the other at least one (1) year prior to the end of the then current term, this Agreement shall automatically extend for a new term equivalent to the same number of years as the Initial Term unless a different period is contained in any new Fee Schedule as the period during which such Fee Schedule shall be effective (in which latter event the period for which the Fee Schedule applies shall be the length of the new term), each such successive term or period, as applicable, being a new “term” of this Agreement, upon the expiration of any term hereof unless terminated as hereinafter provided in Section 22. B.

B.                                    Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

(1)                                 The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or

(2)                                 A material breach of this Agreement by the other party, which breach continues for thirty (30) days after receipt of written notice from the first party. Notwithstanding the preceding sentence, in the event of a failure by DST Output, LLC related to the Print Services, which failure materially adversely affects the business operations of one or more Issuers and which failure continues for thirty (30) days after receipt of written notice from the applicable Issuer, such Issuer’s right of termination shall be limited to termination of the Print Services rather than termination of this Agreement in its entirety; or

(3)                                 Failure by the Issuer to pay Compensation and Expenses as they become due, which failure continues for thirty (30) days after receipt of written notice from DST.

C.                                    In the event of termination, the Issuer will promptly pay DST all amounts due to DST hereunder and DST will use its reasonable efforts to transfer the records of the Issuer to the designated successor transfer agent, to provide reasonable assistance to the Issuer and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein “reasonable assistance” and “other information” shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

23.                               Confidentiality.

A.                                    DST agrees that, except as provided in the last sentence of Section 19.E. hereof, or as otherwise required by law, DST will keep confidential all records of and information in its possession relating to the Issuer or its security holders or security holder accounts and will not disclose the same to any person not an affiliate of DST except as necessary to fulfill DST’s obligations under this Agreement or at the request or with the consent of the Issuer.

B.                                    The Issuer agrees to keep confidential all financial statements and other financial or operational records received from DST, the terms and provisions of this Agreement, all accountant’s reports relating to DST, and all manuals, systems and other technical information and data, not publicly disclosed, relating to DST’s operations and programs furnished to it by DST pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of DST.

C.                                    (1)                                 The Issuer acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of security holder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures (collectively “DST Confidential Information”) which the Issuer’s access to the TA2000 System or computer hardware or software may permit the Issuer or its employees or agents to become aware of or to access and that the DST Confidential Information constitutes confidential material and trade secrets of DST.  The Issuer agrees to maintain the confidentiality of the DST Confidential Information.

(2)                                 The Issuer acknowledges that any unauthorized use, misuse, disclosure or taking of DST Confidential Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law.  The Issuer will advise all of its employees and agents who have access to any DST Confidential Information or to any computer equipment capable of accessing DST or DST hardware or software of the foregoing.

(3)                                 The parties hereto acknowledge that disclosure of either party’s  Confidential Information may give rise to an irreparable injury inadequately compensable in damages.  Accordingly, the party claiming injury may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the disclosing party consents to the obtaining of such injunctive relief.  All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years; provided that, to the extent Confidential Information includes information that is also a Trade Secret as defined by the Uniform Trade Secrets Act, the obligation to protect such Trade Secrets shall survive the termination of this Agreement and shall remain for so long as such Confidential Information constitutes a Trade Secret, as defined by the Uniform Trade Secrets Act.

24.                               Changes and Modifications.

A.                                    During the term of this Agreement DST will use on behalf of the Issuer without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Issuer, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations.  The Issuer agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist.  If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

B.                                    DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Issuer will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Issuer in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Issuer is given thirty (30) days prior notice to allow the Issuer to change its procedures and DST provides the Issuer with revised operating procedures and controls.

C.                                    At the Issuer’s expense, DST will use reasonable efforts to make any reasonable changes to the TA2000 System requested by the Issuer (“Client Requested Software”).  Charges attendant to the development of Client Requested Software shall be at DST’s standard rates and fees in effect at the time.  If the cost to DST of operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon.  Significant new features or functions which are utilized by the Issuer may be charged for on a pro rata basis, as provided in Section 24.A, above.

D.                                    All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.  The parties recognize that during the Term of this Agreement the Issuer will disclose to DST, Confidential

Information of the Issuer and, from time to time, DST may partly rely on such Confidential Information of the Issuer to design, structure or develop a Deliverable.  Provided that, as developed, such Deliverable contains no Confidential Information of the Issuer that identifies the Issuer, (i) the Issuer hereby consents to DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable or to incorporate into such Deliverable and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) the Issuer hereby grants DST a perpetual, nonexclusive license to incorporate and retain in such Deliverables Confidential Information of the Issuer.  All Confidential Information of the Issuer shall be and shall remain the property of the Issuer and shall remain protected under Section 23(A).

25.                               Third Party Vendors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties:  (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if DST selected such company, DST shall have exercised due care in selecting the same.  Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

26.                               Limitations on Liability.

A.                                    If the Issuer is comprised of more than one portfolio or program, each portfolio or program shall be regarded for all purposes hereunder as a separate party apart from each other portfolio or program.  Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Issuer shall be deemed to relate solely to the particular portfolio or program to which such transaction relates.  Under no circumstances shall the rights, obligations or remedies with respect to a particular portfolio or program constitute a right, obligation or remedy applicable to any other portfolio or program.  The use of this single document to memorialize the separate agreement of each portfolio or program is understood to be for clerical convenience only and shall not constitute any basis for joining the portfolios or programs for any reason.

B.                                    Omitted.

27.                               Miscellaneous.

A.                                    This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, excluding that body of law applicable to choice of law.

B.                                    All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

C.                                    The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.                                    No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

E.                                     The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.                                      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

G.                                    If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

H.                                   Except as otherwise provided herein, this Agreement may not be assigned by the Issuer or DST without the prior written consent of the other.   DST may assign this Agreement, in whole or in part, or subcontract certain of its obligations hereunder, to any domestic or foreign affiliate of DST.

I.                                        Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Issuer and DST.  It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of the Issuer.  This Agreement is between DST and the Issuer and neither this Agreement nor the performance of services under it shall create any rights in any third parties.  There are no third party beneficiaries hereto.

J.                                        Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

K.                                    The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

L.                                     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

M.                                 All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri  64105

Attn:  Group Vice President-Full Service

Facsimile No.:  816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.

333 West 11th Street, 5th Floor

Kansas City, Missouri 64105

Attn:  Legal Department

Facsimile No.:  816-435-8630

If to the Sponsor:

Triloma Financial Group

201 North Park Avenue Suite 250

Winter Park, FL 32789

Attn: Nathan Headrick

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

N.                                    DST and the Issuer (including all agents of the Issuer) agree that, during any term of this Agreement and for six (6) months after its termination, neither party will solicit for employment or offer employment to any current employees of the other.

O.                                    The representations and warranties contained herein shall survive the execution of this Agreement and the performance of services hereunder and the provisions of Section 8 of this Agreement shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

P.                                      DST will not be precluded from offering services similar to those offered to the Issuer(s) to other parties, including competitors of the Issuer(s).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

TRILOMA FINANCIAL GROUP, LLC

By:

Title:

DST SYSTEMS, INC.

By:

Title:

EXHIBIT A

TRILOMA FEE SCHEDULE

TERM:  5 YEARS

I.                                        Account Service Fees:

A.            Complex Minimum Fee

Year 1	$100,000 per year
Year 2-5	$200,000 per year

(Note:  Includes up to 1 non traded public REIT product offerings.  These minimums apply to the initial product offering.  If a subsequent product offering is added the complex minimum will increase by 50% with each additional product offering.)

B.            Account and Processing Fees Compared to Minimum:

Open Account Fee
0 – 10,000	$28.00 per acct per year
10,000 – 20,000	$26.00 per acct per year
> 20,000	$24.00 per acct per year
Closed Account Fee	$1.80 per acct per year
New Account Setup Fee	$15.00 per NASU
Phone Calls	$5.00 per call
Manual Correspondence	$5.00 per item
Non-Standard Processing Fee	$2.00 per item
Base Fee
Year 1	$48,000 per year
Year 2	$60,000 per year
Years 3-5	$72,000 per year
(Note: Includes SalesConnect monthly minimum fee, exhibit A.3, page 1)

(Note:  Complex Minimum (Section I.A) applies unless aggregate charges in the affected month included in Section B exceed one-twelfth of the annual minimum.  Complex Minimum starts when escrow of the first Trust is broken and contract Term commences to age.)

II.                                   Other Services:

Automated Work Distributor ™ (AWD)	$5,200 per user
(Does not include hardware or third-party software, products will be priced separately as requested)

DPP Setup Fee	$10,000 per CUSIP
DPP Deconversion Fee	$15,000 per CUSIP

Closing Services	$25,000 flat rate
(Closing Services include Listing, Deconversion, and Liquidation. Does not include programming charges associated with the event.)
AIP	$2,500 per month

EXHIBIT A.4

Self Directed Custodial Services	$25.00 per SSN-paid by shareowner
Aged History Retention Fee – Online	$5.00 per 1,000 lines
Aged History Retention Fee – Offline	$3.50 per 1,000 lines

Services Provided	Exhibit A.1
*Vision – requires separate agreement	Exhibit A.2
*Sales Connect	Exhibit A.3
*FAN Mail – requires separate agreement	Exhibit A.4
Cash Utilization	Exhibit A.5

III.                              Programming/Implementation Fees*:

*Computer/Technical Personnel (2015 Standard Rates):

*Business Analyst/Tester:

Dedicated	$113,087 per year (1,690 hours)
On Request	$90.48 per hour

*COBOL Programmer:

Dedicated	$173,663 per year (1,690 hours)
On Request	$135.20 per hour

*Workstation Programmer:

Dedicated	$220,630 per year (1,690 hours)
On Request	$180.96 per hour

*Web Developer:

Dedicated	$260,543 per year (1,690 hours)
On Request	$215.28 per hour

*Full Service Staff Support:

Senior Staff Support	$77.50 per hour
Staff Support	$57.50 per hour
Clerical Support	$47.50 per hour

Systems Implementation Fee	TBD
(Applies to the initial implementation of the business only. Due at signing of Letter of Intent).

Data Conversion Fee	TBD
(Applicable only if historic data converted from previous system)

Notes to Above Fees:

1)             The initial term is five (5) years.  A Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics.  Items marked by an “*” are subject to change with 60 days notice.

2)             Reimbursable Expenses are billed as incurred.  Reimbursable expenses include but are not limited to:  confirmation statements, AML/CIP, regulatory compliance, Compliance+ Program*, escheatment, freight, internal postage, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, bank fees, transcripts, microfilm, microfiche, disaster recovery(1)*, hardware at customer’s facility, telecommunications/network configuration, and lost shareholder search/tracking.

(1)  (1)The annual charge of $0.206 per account, paid monthly in increments of one-twelfth of the annual charge, is a pro rata portion of DST’s cost for the service and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened.  The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster.  Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

3)             The Annual Account Service Fee includes the services listed on Exhibit A of this proposal, basic TA2000 Voice, FAN Web and PowerSelect.  This does not include any reimbursable expenses related to these three products.  FAN Web and PowerSelect require a separate contract.

4)             Any fees or reimbursable expenses not paid within 30 days of receipt of invoice will be charged a late payment fee of 1.5% per month until payment is received.

EXHIBIT A.1

Services Provided

•                  Distribution Center

•                  Receipt and sort of incoming mail

•                  Creation of electronic images for all paper received

•                  Automated distribution of work based on assigned priority

•                  Issuance of redemption and replacement checks

•                  Transaction Processing

•                  New Account Establishment

•                  Account Maintenance

•                  Purchases

•                  Redemptions

•                  Transfers

•                  Control

•                  Input of daily prices and dividend rates

•                  Processing of dividend and capital gain distributions

•                  Reconciliation of daily bank accounts

•                  Blue Sky Transmissions/Support

•                  Commission Processing and Reconciliation

•                  Cash and Share Reconciliation

•                  Year-End

•                  IRS Reporting

•                  1099

•                  5498

•                  Broker Servicing (phones)

•                  Inquiry

•                  Correspondence

•                  Commission Inquiries

•                  Shareholder Servicing (phones)

•                  Inquiry

•                  Telephone Transactions

•                  Correspondence

•                  Internet Support

EXHIBIT A.2

VISION

Fee Schedule

Unless specifically indicated otherwise, all fees, charges and discounts will be applied separately to each individual affiliate of Customer that has been assigned a unique management code.

ID Charges

Number of ID Breakpoints	ID Charge Breakpoints
1 - 500	$3.25 per month/per ID for each of the first 500 IDs
501 - 1,000	$3.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000	$2.75 per month/per ID for each of the next 1,000 IDs
2,001 - 3,450	$2.50 per month/per ID for each of the next 1,450 IDs
3,451 - +	No charge for each additional ID over 3,450

In accordance with the schedule above, ID Charges for each affiliate of Customer cannot exceed a monthly maximum of $9,500.

Inquiry Charges

Initial Set-up Fee	None
Per View Charge(2)
Standard	$0.05
Reduced	$0.025

Statement Charges (optional)

Individual Statement Retrieval Charge	$0.05 per statement
Batch Statement Load Charge(3)	$0.03 per image
Monthly Statement Interface Support Charge(4)	$1,300

The Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

Data Extract Charges(2)

Advisor Requests	$0.12 per file
Non-Advisor Requests	$6.00 per file

Email Alert Charges

Per email charge	$0.05

Transaction Processing Charges (optional)

Initial Set-up Fee(5)
Existing FAN Users	$2,500
All Others	$5,000
Purchase, Redemption, Exchange, Maintenance	$0.10 per transaction
NSCC Reject Processing	$0.10 per reject

(2) The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response.  DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge.  Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge.  If applicable, Vision Charges do not include any charges or expenses Customer may incur separately from DST for AWD transactions or images offered through Vision.

(3) The Batch Statement Load charge and the Data Extract charge will only be assessed at the time the statements are provided to Vision by the statement vendor or at the time data files are retrieved by Vision, as applicable, not at the time of viewing or downloading.

(4)  If Customer uses DST Output, LLC or a subsidiary of DST Output, LLC as its electronic statement vendor, the Monthly Statement Interface Support Charge will be waived.

(5)  The Initial Set-up Fee shall be waived for set-ups that involve only NSCC Reject Processing.  For all other transaction processing this Fee shall apply and shall be assessed only once per management code.

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New Account Establishment (each new account transaction may contain one or more new accounts)	$0.35 per transaction
New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum(6)	greater of $500 or actual usage

Volume Discounts

Discount Schedule (monthly)(7)

$7,500 - $15,000	20%
$15,001 - $30,000	25%
$30,001 - $45,000	30%
$45,001 - +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

Platinum/Gold Discount

An additional discount shall be applied to the net Fees (i.e., after Volume Discounts) paid by Customer for DST’s Vision Services if Customer is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST FAN Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined annual usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year.  Customer shall receive the following discounts on Vision Services fees for the then current calendar year, in the event the total annual combined usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed at least:

Gold Level

Qualification:	$180,000.00 annually, but less than $300,000.00.

Discount:	The discount for each billing cycle equals 2½% of Vision usage fees billed for such cycle.

Platinum Level

Qualification:	$300,000.00 annually, but less than $2,000,000.00.

(6)  NSCC Reject Processing shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.

(7)  ID Charges, Monthly Statement Interface Support Charges and Transaction Processing Initial Set-up Fee are not included in Volume Discount calculations.

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Discount:	The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

Platinum Plus Level

Qualification:	$2,000,000.00 annually.

Discount:	The discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex.  It is Customer’s responsibility to notify DST in writing of qualifying company affiliations.  DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST.  No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations.  If Customer qualifies, the discount will be shown on each invoice issued to Customer.

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EXHIBIT A.3

SalesConnect Fee Schedule

Monthly Service Fees(8)
Data Management
Producing rep entities(9)
Up to 12,000 producing rep entities	Bundled in TA2000 complex fee
Producing reps over 12,000	$0.50 (each)
Non-producing rep entities	No additional charge

Transaction Storage
Up to 10,000,000 total transactions(10)	No additional charge
Transactions over 10,000,000	$0.0001 (each)

Discount Applied to Fees in the Specified Range(11)

	$0 to $20,000	0%
Breakpoint 1	$20,001 to $40,000	33%
Breakpoint 2	Over $40,000	50%

Optional Monthly Fees
CRM Modules(12)	$3,000

Operator IDs(13)
First five	No additional charge
Six through twenty	$130 (each)
Twenty-one through forty	$120 (each)
Over forty	$110 (each)

Reporting Database(14)	$1,000

(8)  Monthly service fees commence in the month transaction scrubbing begins.

(9)  Producing rep entities are defined as all rep level entities that either have a current asset balance or have been linked to at least one purchase transaction during the previous two years.  Each rep entity is separately counted including individual reps, partnership entities, and house/default reps.

(10)  Transaction storage fee is based on total historical transaction records retained in the Transaction History table.

(11)  Discounts only apply to the fees within the specific ranges and not to the aggregate monthly fee.

(12)  Includes all core CRM modules plus SalesConnect Mobile and SalesConnect Calendar Sync.  SalesConnect Calendar Sync requires network connectivity to the Winchester Data Center (fees not included).

(13)  Operator IDs provide access to the SalesConnect Application for searches, reports/queries, general administration, and, if applicable, accessing the CRM modules.

(14)  Provides direct access to a copy of the SalesConnect production database for developing custom queries and reports utilizing a client’s own reporting tool.  Requires network connectivity to the Winchester Data Center.

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Professional Services (upon request)(15)

1.              Perform outsourced administrative functions including territory management, spreadsheet processing, operator ID access, Financial Product/transaction code maintenance, and trade/asset resolution outside of the procedures established by the SalesConnect Team.

2.              Modify an existing interface or develop new transaction/asset interfaces (either direct file transmissions or spreadsheets) into the SalesConnect Application.

3.              Modify an existing outbound file or develop a new outbound file for scrubbed transactions, assets, and firm/office/rep maintenance.

4.              Convert data from an existing Customer system into SalesConnect (e.g., historical transactions, notes, activities, unique identifiers for firms/offices/reps, etc.).

5.              Provide consulting services related to processing the SalesConnect outbound files into a downstream sales system (two hours are provided at no charge, thereafter minimum charge is $15,000 for 100 hours).

6.              Modify an existing interface or develop a new literature order and tracking interface to/from client’s fulfillment vendor and SalesConnect.

7.              Modify an existing report or develop new reports accessible through the SalesConnect web site.

The foregoing fees are billable monthly at the rates stated above and shall be paid within thirty (30) days of Customer’s receipt of the invoice to the address specified in the invoice (“Due Date”) subject to and in accordance with the terms and conditions set forth in Paragraph 6 of the Agreement.

Automatic Annual Increase Provision(s):

The foregoing fees are subject to an annual increase at the same time and manner as set forth in the TA2000 Agreement.

(15)  Fees for Professional Services will be determined based on specific client requirements and DST’s prevailing hourly rates.

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EXHIBIT A.4

FILE AND USAGE FEE SCHEDULE — TA2000

TO

BASIC FAN MAIL SERVICES EXHIBIT

1.                                      Files.

The following Files may be made available to Recipients:

“Account Position” - This file reports the current Financial Product Unit balance and net asset value for every account, regardless of whether the account had activity.  This file is generally provided on a monthly basis and consists of two (2) records per account.

“Direct Financial Activity” - This file is generated as a result of activity being posted to the Financial Product Unit owner account.  The information in this file reports all activity involving the movement of money and/or Financial Product Units (with the exception of distributions) and consists of two (2) records per account.

“Account Master Position/New Account Activity/Non-Financial Activity” - This file provides registration information on each Financial Product Unit holder account for the Recipient.  The Account Master Position is used to initialize the Recipient’s database.  The New Account Activity provides any new accounts established for the Recipient.  The Non-Financial Activity is generated from maintenance activity to the Financial Product Unit owner registration.  These files consist of three (3) records per account.

“Distribution Activity” - This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain.  The file will be generated after the distribution has been applied to the Financial Product Unit holder account.  This file consists of two records (2) per account.

“Daily Price” - This file contains the daily offering price and Net Asset Value of every CUSIP (separate security).  This file consists of one (1) record per CUSIP.

“Security” - This file is systematically generated by DST and appended to the end of each associated Account Master Position/New Account Activity/Non-Financial Activity file being delivered.  This file may also be generated upon request based on the month-end Account Position file. Unique security investment details such as Ticker/Quotron, CUSIP, Fund and Product Names are reported within this file. This file consists of one (1) record per unique CUSIP delivered in the associated file. Because this file is used to supplement the Account Master Position/New Account Activity/Non-Financial Activity files, DST does not charge any fees for the records provided in this file.

“Average Cost Position/Activity” - This file reports cost basis details including initial cost basis, the source of reporting, the last calculation date, the current net investment figure and current shares. The Average Cost Position file is used to initialize a Recipient’s database. The Average Cost Activity file is generated as a result of a change to the cost basis of an account. These files consist of one (1) record per account.

2.                                      Usage Fees.

DST will charge Customer fees per record made available, including all “header” records and “trailer” records, in accordance with the following fee schedule.  Typically, a single header record is used to

1

designate the beginning of data for a Recipient within a given File and a single trailer record is used to designate the end of data for a Recipient within a given File.  One to many records may be included between the “header” and “trailer” records.  Most Files consist of two (2) to three (3) records per account, each 160 bytes of information being a separate record. (1)

Accordingly, by way of example, if Customer sends an Account Position File for two Recipients, one with 25 accounts and one with 50 accounts, the following records would be billable to Customer.

	File Type	Records

Recipient A	Header	1
	25 Accounts (2 records per account)	50
	Trailer	1
Recipient B	Header	1
	50 Accounts (2 records per account)	100
	Trailer	1
	Total Records	154

DST will not bill Recipients for the Files made available to them.

Level	Per Record Fees

Branch/Rep	$.018

Dealer	$.012

Daily Price File	$.002 or $1.75 per Recipient per month, whichever is less

3. Volume Discounts.

DST will offer Customer discounts based on the amount of each total per record charge per method of delivery incurred by Customer in a month.  The following discount schedule will apply:

Total Per Record Fees	% Discount on Amount Over Threshold

$0.00 - $2,500.00	0%

$2,501.00 - $5,000.00	10%

$5,001.00 - $7,500.00	15%

$7501.00 - $10,000.00	20%

$10,001 - $30,000.00	25%

$30,001.00 - +	50%

Monthly FAN Mail Access and Support Charge	$500.00

The Monthly FAN Mail Access and Support Charge paid by Customer shall not be included in the eligible fees for purposes of determining any discount.

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4. Gold and Platinum Discounts.

An additional discount shall be applied to the usage fees paid by Customer for (i) Basic FAN Mail Services and (ii) if Customer is utilizing DST’s Vision Services pursuant to the applicable DST agreement for such services, Vision Services as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to this Service Exhibit, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year.  In the event the average monthly usage fees paid equal or exceed at least $15,000.00, Customer shall receive the following discounts on all usage fees for Basic FAN Mail Services and, if applicable, Vision Services for the then current calendar year:

Gold Level

Qualification:                                                                                                                     Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less than $25,000.00.

Discount:                                                                                                                                            If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 10% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 2½% of Vision usage fees and an additional 2½% (i.e., 12½% total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Level

Qualification:                                                                                                                     Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

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Discount:                                                                                                                                            If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 15% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 5% of Vision usage fees and an additional 2½% (i.e., 17½% of total) of Basic FAN Mail usage fees billed for such cycle.

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Platinum Plus Level

Qualification:                                                                                                                     Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $166,666.67 ($2,000,000.00 annually).

Discount:                                                                                                                                            If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 25% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex.  In order to qualify, an affiliate of Customer must be an entity which directly or indirectly controls(16), is controlled by or under common control with, Customer.  It is Customer’s responsibility to notify DST in writing of qualifying company affiliations.  DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST.  No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations.  If Customer qualifies, the discount shall be shown on each invoice issued to Customer.

(16)  Control” over an entity shall mean (i) the possession, directly or indirectly, of 100% of the voting power to elect directors, in the case of an entity that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or an entity having management rights comparable to those of a general partner shall be deemed to control such entity.  The terms “controlling” and “controlled” shall have corollary meanings.

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EXHIBIT A.5

DST CASH UTILIZATION

INVESTMENT SERVICE(17)

The following describes the DST Cash Utilization investment service:

1)             Net collected balances:  Net collected balances in the Client’s transfer agency bank accounts at UMB Bank, N. A. (“UMB”), will be invested each day in two separate overnight UMB sponsored sweep vehicles with comparable rates of return to UMB’s earnings credit rate.

Money Market Sweep:  Balances able to be determined by a predetermined cutoff time each business day will be swept into a Money Market account in DST’s name.  This account will be registered as “for the account of DST (Client Name)”.  The next morning of a business day, the identical principal amounts will be swept back into the originating accounts with the earnings remaining in the Money Market account.  The following business day, balances will again be swept into the Money Market account and will be invested overnight along with residual earnings from previous days, and so on each business day.

Overnight Repo:  Each evening of a business day, balances exclusive of those already swept into the Money Market account (with some UMB constraints) will be swept into an overnight Repo investment.  The next morning of a business day, principal and earnings amounts will be swept back into the originating accounts, with DST maintaining an ongoing reconciliation of principal versus earnings in customer’s accounts.

No investment advisory functions:  DST would not be performing investment advisory functions as a part of this service.  The Money Market and Repo sweep vehicles are UMB product offerings.

2)             Lower bank account service charges:  For customers electing to use the new Cash Utilization service, DST has renegotiated lower bank account service charges (projected to be 10% less than customer’s current service charges) from UMB by leveraging our collective Transfer Agent and Corporate relationships with the bank.  These reduced fees will benefit customer directly and will not be available to smaller, individual customers of the bank.

Service Fee Payment:  Each month, UMB will determine customer’s service fees and invoice them to DST.  DST will pay them on customer’s behalf from the accumulated earnings of both overnight investment vehicles.  DST will provide customer with a copy of the UMB invoice supporting these charges.

3)             DST Fee:  DST’s fee for this service allows for DST to collect 25% of all gross overnight investment earnings from both investment vehicles for this Cash Utilization service.

DST Fee Collection:  Each month, DST will determine the amount of this fee and deduct it from the accumulated earnings of both overnight investment vehicles.  DST will provide customer with detail supporting the calculation of this fee.

(17)  Requires a separate contract.

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EXHIBIT A.4

4)             Net Earnings Credit:  Each month, the remaining net earnings, reduced by both UMB and DST service charges, will be credited against the Trusts’ Transfer Agency fees as a direct reduction of Trust expenses.  Should earnings exceed fees, the excess earnings will be available to be credited against future fees or returned to the client based on direction from the client.

Reconciliation:  DST will perform the reconciliation of earnings, service charges and credits.  DST will also determine the apportionment of the credits to the individual Trusts in accordance with the following procedure the portion of the total credit that each Trust receives shall be equal to the percentage of total TA fees that each Trust’s individual fees represent each month.  On customer’s TA fee invoice, DST will provide the detail of original gross charges, the amount of the credit for each individual Trust and the net amount due for each Trust.  The Trusts would pay DST only the net of total TA fees and reimbursable expenses less the amount of the credits.

5)             Independent, Otherwise Unaffiliated Directors:  Customer hereby advises DST that the agreement now being negotiated by and between the Trusts and DST whereby DST is appointed as the transfer agent for the Trusts and this Cash Utilization Investment Service will be, approved by a majority of the directors or trustees of each Trust, including a majority of those directors or trustees who are not officers or employees or, except with respect to their serving as a member of the board of directors or trustees are not otherwise affiliated with the Trust or the Trust’s affiliates, that is, are not “interested persons” of the Trust or its affiliates, as that term is defined in the 1940 Act.

6)             Authorization:  Notwithstanding anything in any agreement under which DST is authorized, directly or indirectly, to perform transfer agency, shareholder servicing agency, or related services, whether as principal, agent or sub-agent, to the contrary, DST is hereby authorized and instructed to open bank accounts in DST’s name for the deposit and holding of, and to deposit into and hold in such accounts, all checks and payments received by DST from NSCC, broker-dealers or shareholders, and any other sums received by DST, for investment in shares, while such sums await their actual delivery to and investment in such Trusts.

2

EXHIBIT B

AUTHORIZED PERSONNEL

Pursuant to the Agency Agreement between TRILOMA FINANCIAL GROUP, LLC and DST (the “Agreement”), TRILOMA FINANCIAL GROUP authorizes the following personnel to provide instructions to DST, and receive inquiries from DST in connection with the Agreement:

Name	Title

Michael Wood	President

Nathan Headrick	General Counsel

This Exhibit may be revised by the Fund by providing DST with a substitute Exhibit B.  Any such substitute Exhibit B shall become effective twenty-four (24) hours after DST’s receipt of the document and shall be incorporated into the Agreement.

TRILOMA FINANCIAL GROUP, LLC

By:

Title:

DST SYSTEMS, INC.

By:

Title:

EXHIBIT A.5

LIST OF ISSUERS

Name:	CUSIP

TRILOMA BOURNE SENIORS HOUSING II
TRILOMA EIG GLOBAL ENERGY FUND
TRILOMA EIG GLOBAL ENERGY TERM FUND I

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EXHIBIT B

ATTACHMENT I

FORM OF ADOPTION AGREEMENT TO

AGENCY AGREEMENT

This Adoption Agreement, dated as of            ,         (this “Joinder”), is by and among DST Systems, Inc. (“DST”), a Delaware corporation, Triloma Financial Group (“Sponsor”), and                    , a              (the “Additional Fund”).

The Additional Fund hereby agrees to (a) become a party to the Agency Agreement, dated as of February 24, 2014 (the “Agreement”), originally by and among DST, Sponsor and the Ancillary Agreements, as defined in the Schedule I attached hereto; and (b) be bound by all terms and conditions of the Agreement and the Ancillary Agreements as an “Issuer” (as such term is defined in the Agreement), or Customer (as such term is defined in the Ancillary Agreements), having such rights, entitlements and obligations as set forth in the Agreement. By its signature below, the Additional Fund confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement. The Additional Fund acknowledges receipt of a copy of the Agreement and the Ancillary Agreements.

Each of DST, Sponsor hereby agrees to accept the Additional Fund as a party to the Agreement and the Ancillary Agreements and that the Additional Fund shall be a “Issuer” (as such term is defined in the Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement.

The parties acknowledge that Schedule II attached hereto lists all active Issuers under the Agreement.

Section 26.M of the Agreement is hereby amended to add the following information regarding the Additional Fund:

If to :

Attn:
Facsimile:

Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Joinder with regard to the subject matter hereof, the terms of this Joinder shall control.

This Joinder may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Joinder to be executed as of the day and year first above written by their respective duly authorized officers.

DST SYSTEMS, INC.		TRILOMA FINANCIAL GROUP, LLC

By		By
Name:		Name:
Title:		Title:

Address:	333 W. 11th Street	Address:	201 North Park Avenue Suite 250
	Kansas City, Missouri 64105		Winter Park, Florida 32789

[ADDITIONAL FUND]

By

Name:

Title:

Address:

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EXHIBIT B

SCHEDULE I

ANCILLARY AGREEMENTS

EXHIBIT C — [PRINT SERVICES]